SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 6, 2003

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5. Other Events

A.  Resumption of Power Procurement

CPUC Operating Order

          On December 19, 2002, the California Public Utilities Commission (CPUC) adopted an operating order requiring Pacific Gas and Electric Company (Utility) to perform the operational, dispatch, and administrative functions for the California Department of Water Resources’ (DWR) long-term power purchase contracts allocated to the Utility’s retail customers, as of January 1, 2003.   (Similar operating orders were also adopted for the other two California investor-owned utilities (IOUs).)  The operating order sets forth the terms and conditions under which the Utility will administer the DWR contracts and requires the Utility to dispatch all the generating assets within its portfolio on a least-cost basis for the benefit of the Utility’s ratepayers.  The order specifies that the DWR will retain legal and financial responsibility for the contracts and that the order does not result in an assignment of the allocated DWR contracts to the Utility.

          The CPUC had previously issued a decision allocating the DWR contracts among the IOUs’ customers for operational and administrative purposes and requiring the IOUs to perform all of the day-to-day scheduling, dispatch and administrative functions for the DWR contracts allocated to their portfolios as of January 1, 2003.  In its allocation decision, the CPUC indicated that it would review annually the reasonableness of the IOUs' administration of the operationally allocated DWR contracts, including whether the IOUs have dispatched their overall portfolio of electric resources, including the allocated DWR contracts, on a least cost basis. While the IOUs would not bear the risk of being unable to fully pass through the procurement costs associated with these contracts because they would be recoverable through the DWR's revenue requirement, the IOUs will be held to a reasonableness standard in their scheduling and dispatch decision-making and their administration of the contracts.  If the Utility's scheduling or dispatch decisions or its administration of these allocated contracts were found by the CPUC to be unreasonable in conjunction with the scheduling and dispatch of the Utility's retained generation, the Utility could bear the risk of not being able to fully recover its costs in the Utility's rates or otherwise be held responsible for its action.  On December 19, 2002, in a separate interim opinion, the CPUC established that the maximum risk of potential disallowance each IOU should face for all of its procurement activities, including the operation and dispatch of DWR’s contracts, should be limited to twice the IOU’s annual administrative costs of managing procurement activities.  The Utility anticipates that its annual administrative costs of managing procurement activities will be approximately $25 million in 2003.

          In the allocation decision, the CPUC ordered the IOUs to work with the DWR to facilitate a smooth transition of the administration of the allocated DWR contracts, and ordered the IOUs and the DWR to file proposed operational agreements governing the allocated DWR contracts.  When the operating order was issued, the DWR and the IOUs had not yet finalized their separate operating agreements. In its decision issuing the operating order, the CPUC noted that if the IOUs and the DWR eventually reach mutual agreement, the CPUC would consider modifying its decision on an expedited basis to terminate the operating order and approve the operating agreement, assuming that the operating agreement adopted a framework that was substantially similar to the one imposed by the operating order.

Operating Agreement

          On December 20, 2002, the Utility and the DWR executed an operating agreement following several months of negotiation.  The agreement provides that it will not become effective unless approved by the CPUC.  The Utility filed the operating agreement with the CPUC on December 20, 2002 and requested that the CPUC act by December 31, 2002 either to terminate the operating order and approve the operating agreement or to stay its decision adopting the operating order.

          Further, on December 27, 2002, the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court) authorized the Utility to begin performance under the operating agreement effective January 1, 2003.

          Although the operating order and the operating agreement have fundamentally the same objectives, the operating agreement, among other things:  (1) provides an adequate contractual basis for establishing a limited agency relationship between the Utility and the DWR; (2) limits the Utility’s contractual liability to the DWR to $5 million per year plus 10% of damages in excess of $5 million with a limit of $50 million over the term of the agreement; and (3) clarifies that the DWR is not in the business of reviewing Utility least-cost dispatch, other than to verify compliance with the supplier contracts.

          The CPUC took no action on the Utility’s requests to make the operating agreement effective at its final meeting of the year on December 30, 2002.  On December 30, 2002, the Utility filed an application for rehearing of the operating order decision with the CPUC.  On January 1, 2003, after having reserved all rights associated with challenges to the operating order, the Utility commenced providing contract administration, scheduling and dispatch services to the DWR under the CPUC’s operating order.

Servicing Order

          On December 19, 2002, the CPUC issued an order approving the 2003 servicing arrangements between the DWR and the IOUs.  The servicing arrangements set forth the terms and conditions under which each IOU provides the transmission and distribution of the DWR-purchased electricity; addresses billing, collection and related services on behalf of the DWR; and addresses the DWR’s compensation to the IOUs for providing these services.  These arrangements require further modification in order to account for the allocation of the DWR’s long-term contracts to the IOUs.  On January 2, 2003, the Utility filed an application for rehearing of the servicing order decision with the CPUC.

Approval of Procurement Plan

          As previously reported, on October 24, 2002, the CPUC ordered the IOUs to resume procurement on January 1, 2003.  As part of the resumption of the procurement function, each IOU would procure power for that portion of its customers’ needs that is not covered by the combination of the allocation of power from existing DWR contracts to that IOU’s customers and the IOU’s own power resources and contracts (referred to as the residual net open position).  The Utility’s proposed plan of reorganization (Utility’s Plan) provided that the Utility would not be obligated to assume responsibility for its residual net open position, unless certain conditions were satisfied, including the Utility’s receipt of an investment grade credit rating.  On December 26, 2002, the Utility amended the Utility’s Plan to eliminate the condition that the Utility receive an investment grade credit rating before reassuming procurement responsibility.  Until the Utility receives an investment grade credit rating, the Independent System Operator (ISO) requires the Utility to post collateral in order to resume procurement activities.  On December 23, 2002, the Bankruptcy Court authorized the Utility to use up to $150 million of its cash to collateralize procurement costs pursuant to ISO tariffs.

          As previously reported, the Utility entered into several interim procurement contracts in October 2002 that would have obligated the Utility and the DWR upon the occurrence of certain conditions.  The contracts were not finalized before January 1, 2003, when the DWR’s authority to enter such contracts expired, leaving the Utility to manage its residual net open position by entering into new bilateral contracts and making spot market purchases as set forth in the Utility’s revised 2003 interim procurement plan, filed with the CPUC on November 12, 2002.  Despite the lack of additional contracts, the Utility currently expects its residual net open position for 2003 to be immaterial.

          On December 19, 2002, the CPUC issued an interim opinion adopting, in large part but with modifications, the Utility’s procurement plan.   The CPUC found that the maximum risk of potential disallowance each IOU should face for all of its procurement activities should be limited to twice its annual administrative costs of managing procurement activities.  As noted above in the discussion of the CPUC’s operating order, the Utility anticipates that its annual administrative costs of managing procurement activities will be approximately $25 million in 2003.  While the Utility’s procurement plan covered procurement activities only for the 2003 calendar year, the CPUC authorized the IOUs to extend their planning into the first quarter of 2004, directing them to hedge their 2004 first quarter residual net short positions with transactions entered into in 2003.

          The CPUC authorized the Utility to file an expedited trigger application at any time that its forecasts indicate it will face an undercollection of procurement costs in excess of 5 percent of its prior year’s generation revenues, excluding amounts collected for the DWR.  The Utility currently estimates that its 5 percent threshold amount will be approximately $250 million.  On October 24, 2002, the CPUC directed the IOUs, when filing an expedited trigger application, to propose an amortization period for the 5 percent amount of not less than 90 days to insure timely recovery of the undercollected procurement costs.

          In addition, the CPUC adopted, on a preliminary basis, the Utility’s starting Energy Resource Recovery Account (ERRA) revenue requirement of $2.035 billion.  The Utility will record its procurement costs in the ERRA.  The CPUC will examine the Utility’s forecast of costs for 2003 and will finalize the Utility’s starting revenue requirement when it reviews the Utility’s ERRA application to be filed on February 1, 2003.

The CPUC also clarified its October 2002 decision on the amount of renewables the IOUs are to purchase each year under the new Renewables Portfolio Standard, indicating that each year the IOUs are to purchase enough renewables to generate a net 1 percent increase over the 2001 baseline renewables amount.

The Utility intends to file its proposed long-term procurement plan (covering the next 20 years) on April 1, 2003.  The CPUC has stated that it plans to issue a final decision on the IOUs’ long-term procurement plans in November 2003.

B.  Motion to Extend Exclusivity

On December 20, 2002, the Utility filed a motion with the Bankruptcy Court requesting the court to further extend the period during only which the Utility (with the exception of the CPUC and the Official Committee of Unsecured Creditors) can file a proposed plan of reorganization for the Utility from December 31, 2002 to April 30, 2003. A hearing on this motion has been set for January 22, 2003.

C.  2003 General Rate Case (GRC)

Also, on December 19, 2002, the CPUC approved the Utility’s motion for an order making the revenue requirements determined in the Utility’s Test Year 2003 GRC effective January 1, 2003, even though the CPUC will not issue a final decision on the 2003 GRC until after that date.

D.  Pacific Gas and Electric Company Bankruptcy - Monthly Operating Report

          On December 30, 2002, the Utility filed its monthly operating report for the month ended November 30, 2002 with the Bankruptcy Court.  The Utility's monthly operating report includes an unaudited income statement for the month and an unaudited balance sheet dated as of the end of the month.  These unaudited financial statements are attached as Exhibit 99 to this report. Although not included in Exhibit 99, the monthly operating report also includes a statement of receipts and disbursements, as well as other information.  The preliminary financial statements were prepared using certain assumptions and estimates that are subject to revision.  Any adjustments for these estimates (based upon changes in facts and circumstances, further analysis, and other factors) will be reflected in the financial statements in the period during which such adjustments are made.  These adjustments could have a material impact on reported results in the future.

Item 7.  Financial Statements, Pro Forma Financial Information, and Exhibits

Exhibit 99 - Pacific Gas and Electric Company Income Statement for the month ended November 30, 2002, and Balance Sheet dated November 30, 2002.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: LINDA Y.H. CHENG

LINDA Y.H. CHENG Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY
By: LINDA Y.H. CHENG

LINDA Y.H. CHENG Corporate Secretary

Dated:  January 6, 2003